Exhibit 4.4

EXECUTION COPY

SENIOR SECURED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

AXESSTEL, INC.

SENIOR SECURED PROMISSORY NOTE

DUE OCTOBER 30, 2008

$8,602,125.00	October 30, 2007

FOR VALUE RECEIVED, the undersigned, AXESSTEL, INC., a Nevada corporation (the “Issuer”), hereby promises to pay to the order of CENTURION CREDIT RESOURCES, LLC, a Delaware limited liability company (“Purchaser”), or its respective registered assigns (collectively, the “Holder”), the aggregate sum of EIGHT MILLION SIX HUNDRED TWO THOUSAND ONE HUNDRED TWENTY FIVE AND 00/100 DOLLARS ($8,602,125.00), or such other amount as may be outstanding or deemed outstanding hereunder, on October 30, 2008 (the “Maturity Date”), except as otherwise set forth herein, and with interest thereon from time to time as provided herein.

1. Purchase Agreement. This Senior Secured Promissory Note (the “Note”) is issued by the Issuer, on the date hereof, pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of October 30, 2007, by and between the Issuer and the Purchaser and is subject to the terms thereof. The Holder is entitled to the benefits of this Note and the Purchase Agreement, as the Purchase Agreement relates to the Note, and may enforce the agreements of the Issuer contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Purchase Agreement.

2. Interest. The Issuer promises to pay interest on the sum of the principal amount of this Note at the aggregate rate and in the manner and times set forth in the Purchase Agreement.

3. Repayment; Prepayment. The Issuer shall repay and may prepay the outstanding principal amount of this Note as set forth in the Purchase Agreement.

4. Amendment. Amendments and modifications of this Note may be made only in the manner provided in the Purchase Agreement.

5. Suits for Enforcement.

(a) Subject to the terms and conditions of any Intercreditor Agreement and the Purchase Agreement, upon the occurrence of any one or more Events of Default, the Holder of this Note may, during the continuation thereof, proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or this Note or in aid of the exercise of any power granted in the Purchase Agreement or this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holders of this Note.

(b) The Issuer shall pay all costs of enforcement of this Note.

6. Remedies Cumulative. No remedy conferred upon the Holder herein or in the Purchase Agreement is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under the Purchase Agreement or now or hereafter existing at law or in equity or by statute or otherwise.

7. Transfer.

(a) This Note may be transferred or assigned, in whole or in part, by the Holder at any time in accordance with the Purchase Agreement and herein. The term “Holder” as used herein shall also include any transferee of this Note whose name has been recorded by the Issuer in the Note Register (as defined below). Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

(b) The Issuer shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Note and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note. Upon the issuance of this Note, the Issuer shall record the name and address of the Purchaser in the Note Register as the first Holder. Upon surrender for registration of transfer or exchange of this Note in accordance with the Purchase Agreement at the principal offices of the Issuer, the Issuer shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of the Holder or a transferee or transferees. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Holder of such Note or such holder’s attorney duly authorized in writing.

8. Replacement of Note. On receipt by the Issuer of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Issuer, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor. If reasonably required by the Issuer, such Holder must provide a reasonable indemnity agreement in connection with any such replacement.

9. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not.

10. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery at the addresses specified in, and subject to the terms of, Section 12.2 of the Purchase Agreement.

11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE

OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

12. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

13. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[signature page follows]

IN WITNESS WHEREOF, the Issuer has caused this Note to be executed as of the date first written above.

AXESSTEL, INC.

By:	/s/ Marv Tseu
Name:	Marv Tseu
Title:	Chief Executive Officer